Exhibit 99.1
                                                                [GlobeSpan Logo]


                              N E W S R E L E A S E

PRESS CONTACT:      Bob McMullan
                    Chief Financial Officer
                    GlobeSpan, Inc.
                    +1-732-345-7558

            GLOBESPAN TO ACQUIRE FICON TECHNOLOGY, INC. A NETWORKING
                                SOFTWARE LEADER

              ACQUISITION EXPANDS VALUE OF GLOBESPAN'S LEADING DSL
                                    PLATFORM


          RED BANK, NEW JERSEY - JANUARY 12, 2000 -- GlobeSpan, Inc. (NASDAQ:
GSPN), a leading provider of integrated circuit, software and systems designs for digital subsciber line (DSL) applications, today announced the acquisition of Ficon Technology, Inc., a Woodbridge, N.J. based communications software provider for packet-based broadband access and switching solutions.

          Ficon Technology, Inc., is a leading provider of solutions in the areas of IP, ATM and Voice over Packet, which enable the service providers to build the next generation communications infrastructure . The broadband communication software solutions offered by Ficon play a crucial role in equipment vendors products required to build a packet-based converged switching and routing network with guaranteed Quality of Service (QoS) for voice, data and multimedia applications. Ficon's products represent critical components of


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broadband access systems and network edge devices which are experiencing high growth due to the Internet revolution. GlobeSpan plans to retain all of Ficon's employees comprising of approximately 60 engineers.

          "GlobeSpan is very excited to work with Ficon's enthusiastic and very talented team, said Armando Geday, GlobeSpan's President and CEO. The combined strengths of GlobeSpan and Ficon will give our customers a compelling and comprehensive offering to their DSL solution requirements. This acquisition is designed to further enhance GlobeSpan's position in the fast growing broadband infrastructure market," Geday concluded.

          "The combination of our capabilities with GlobeSpan's established leadership in the broadband access market will allow us to provide an even higher degree of integration to our customers, said Vivek Bansal, founder and President of Ficon. The merger of the companies will enable the next generation of networking devices to meet the demands of broadband packet access networks spanning transport through services layers."

          The acquisition will be accounted for as a purchase transaction. The maximum cumulative purchase price is approximately $90.0 million including a $ 5 million cash component. "We expect to be slightly accretive to our year 2000 revenues and earnings, before acquisition related charges," said Bob McMullan, Chief Financial Officer.

ABOUT GLOBESPAN

          GlobeSpan, Inc. is a leading worldwide developer of advanced DSL chipsets, which enable data transmission over the existing network of copper telephone wires, known as the local loop, at rates over 100 times faster than today's commonly deployed 56K modems. To date, the company has shipped more than one million DSL chipsets, representing a significant share of this emerging market, to a customer base of more than 100 DSL equipment manufacturers.


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GlobeSpan, Inc. is based at 100 Schulz Drive, Red Bank, New Jersey 07701 and can
be reached by phone at + 1-732-345-7500. The company's web site is WWW.GLOBESPAN.NET. GlobeSpan is a trademark of GlobeSpan, Inc.

ABOUT FICON TECHNOLOGY, INC.

          Ficon Technology provides products and system solutions in next-generation networking and communication technologies such as IP routing and switching, ATM, Inverse Multiplexing over ATM (IMA), and Voice over Packet. These solutions have been successfully incorporated into many customer products including IP edge switches and routers, ATM edge and core switches, Voice Gateways, Integrated Access Devices, DSL modems and DSL Access Multiplexers (DSLAMs). Ficon was founded in 1996 in Woodbridge and has grown rapidly opening three more engineering centers in Richardson, TX., and Durham, NC., and a subsidiary in New Delhi, India. Ficon Technology, Inc. is headquartered at 1000 Route 9 North, Woodbridge, New Jersey 07095. The company's web site is WWW.FICON-TECH.COM

          Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the company's operations, markets, services and related products, prices and other factors discussed in GlobeSpan's recent prospectus and other periodic filings with the Securities and Exchange Commission.